Exhibit 99.1

LECG CORPORATION TO ACQUIRE ECONOMIC ANALYSIS LLC

Emeryville, CA, March 1, 2004 – LECG Corporation (NASDAQ: XPRT), a provider of expert services, today announced that it has signed an agreement to acquire substantially all of the assets of Economic Analysis LLC, a privately held expert services firm based in Los Angeles. The purchase price of approximately $16.3 million includes $15.3 million payable in cash at closing and $1.0 million in unregistered shares of common stock of LECG Corporation.  Additional performance payments may be earned if specific growth and profitability targets are met.

“The acquisition of Economic Analysis deepens our core strength in antitrust economics and finance,” said Dr. David Teece, LECG Chairman.  “The exceptional capabilities and reputations of their experts and professional staff are widely recognized in the marketplace, and we are very pleased to have them as part of LECG.  This acquisition will also enable us to scale substantially our operations in Southern California.”

Economic Analysis LLC provides economic and financial consulting services to clients involved in complex business litigation and regulatory matters. Economic Analysis offers litigation support and expert witness testimony backed by high quality economic, financial and statistical analysis. Its expert witnesses are nationally known academic economists who combine the most recent advances in economics scholarship with extensive experience in industry practice and analysis.  Prominent experts joining LECG are Dr. Benjamin Klein, Dr. Michael P. Smith, Dr. Kevin C. Green, Dr. John S. Hekman and Dr. Darrell Williams.

“We could not be more pleased to join forces with LECG.  We believe LECG’s international platform and diversity across practice areas and industries will be a springboard for further growth for our experts,” said Dr. Ben Klein, President of Economic Analysis.  “LECG’s reputation, culture and vision are a natural fit for our professionals and meet the exacting standards of our clients.”

The acquisition will be effective as of March 1, 2004, but remains subject to customary closing conditions.  In acquiring Economic Analysis, LECG expects to retain the services of substantially all of its 50 employees.  Additional details about the transaction were not released.

About LECG

LECG is an expert services firm. LECG’s highly credentialed experts and professional staff conduct economic and financial analyses to provide objective opinions and advice that help resolve complex disputes and inform legislative, judicial, regulatory and business decision makers. The Company provides independent expert testimony, original authoritative studies and strategic advice to its clients. The Company’s experts are renowned academics, former senior government officials, experienced industry leaders and seasoned consultants.

Statements in this press release concerning the future business, operating and financial condition of the Company and statements using the terms “believes,” “expects,” “will,” “could,” “plans,” “anticipates,” “estimates,” “predicts,” “intends,” “potential,” “continue,” “should,” “may,” or the negative of these terms or similar expressions are “forward looking” statements as defined in the Private Securities Litigation Reform Act of 1995.  These statements are based upon management’s current expectations as of today, March 1, 2004.  There may be events in the future that the Company is not able to accurately predict or control and they may cause actual results to differ materially from expectations.  Information contained in these forward looking statements is inherently uncertain, and actual performance is subject to a number of risks, including but not limited to, among others, dependence on key personnel, acquisitions, risks inherent in international operations, management of professional staff, dependence on growth of the Company’s service offerings, the ability of the Company to integrate successfully new experts into its practice, intense competition and potential professional liability.  Further information on these and other potential risk factors that could affect the Company’s financial results is included in the Company’s filings with the Securities and Exchange Commission.  The Company cannot guarantee any future results, levels of activity, performance or achievement.  The Company undertakes no obligation to update any of its forward looking statements after the date of this press release.

Contacts

John C. Burke, Chief Financial Officer

Erin Glenn, Investor Relations

(510) 985-6990

investor@lecg.com